Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Second Quarter 2022 Financial Results

CHICAGO—(August 9, 2022) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial real estate finance company, today announced its results for the second quarter ended June 30, 2022.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “The cannabis market fundamentals across the country continue to demonstrate that our strategy of lending to borrowers in limited-license states primarily with vertically integrated operations has created a strong investment platform and a very valuable loan portfolio. In order to protect book value while remaining conservatively levered, we have elected to limit additional growth in the REIT portfolio that would require funding from a dilutive equity or debt offering and rather meet the strong demand in our large loan pipeline through the Chicago Atlantic platform for the time being. We have intensified our efforts to expand our existing credit facility and intend to provide an attractive return to our shareholders through a well-covered dividend until such time as capital markets become more efficient and offer opportunities that are accretive to the platform.”

Tony Cappell, Chief Executive Officer of Chicago Atlantic, added, “With the macroeconomic issues in general and the slower than expected regulatory reform and price compression in many states, our direct lending experience is increasingly becoming a distinct competitive advantage. We have adhered to our tenets of robust loan structuring on the front end and intensive loan monitoring alongside our borrowers since the earliest days of the Chicago Atlantic platform. With weighted average yields to maturity approaching 18% and 60% of our loans structured as variable rate, our portfolio has performed well to date amid rising interest rates.”

Investment Activity and Portfolio Performance

●	As of June 30, 2022, total loan commitments of approximately $357.1 million ($331.9 million funded, $25.2 million unfunded) across 22 portfolio companies.

●	The portfolio’s weighted average yield to maturity was approximately 17.7% as of June 30, 2022 compared with approximately 17.2% as of March 31, 2022.

Second Quarter 2022 Financial Results

●	Total interest income of approximately $11.9 million

●	Total expenses of approximately $2.9 million before provision for current expected credit losses

●	Net Income of approximately $7.5 million, or $0.42 per weighted average diluted common share

●	Adjusted Distributable Earnings of approximately $8.8 million, or $0.50 per weighted average diluted common share

●	Book value per common share of $15.13 as of June 30, 2022

●	As of June 30, 2022, the Company had borrowed $45.0 million on its $65.0 million secured credit facility, resulting in a leverage ratio (debt to book value) of approximately 16.8%. Subsequent to quarter end, the Company drew an additional $8.0 million on the facility, leaving $12.0 million of capacity.

Dividends

●	On July 15, 2022, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the second quarter of 2022 to common stockholders of record on June 30, 2022. The dividend represented a 17.5% increase from the first quarter of 2022.

Second Half 2022 Outlook

Based on the Company’s decision to only grow the loan portfolio if capital is available which is accretive to book value, Chicago Atlantic expects to report the following for the second half of 2022:

●	Adjusted Distributable Earnings in a range of $1.00 to $1.05 per weighted average diluted common share, or a range of $1.95 to $2.00 for full year 2022

●	The regular quarterly dividend amount for both the third and fourth quarters of 2022 is expected to be at least equal to the $0.47 paid for the second quarter of 2022.

This outlook does not include additional growth in the REIT’s portfolio, potential adjustments to the Prime rate or increased capacity under the secured credit facility. The Company only provides guidance for adjusted distributable earnings, not net income, due to the inherent difficulty in forecasting certain types of expenses that may or may not affect net income per weighted average diluted common share.

Conference Call and Quarterly Earnings Supplemental Details

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (877) 317-6789 (international callers: (412) 317-6789). A replay of the call will be available through August 16, 2022, by dialing (877) 344-7529 and entering the replay access code, 6828663.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at https://investors.refi.reit. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

Chicago Atlantic posted its Second Quarter 2022 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
Assets	(unaudited)
Loans held for investment	$330,201,986	$196,984,566
Current expected credit loss reserve	(1,203,424)	(134,542)
Loans held for investment, net	328,998,562	196,850,024
Cash	6,623,096	80,248,526
Interest receivable	975,572	197,735
Other receivables and assets, net	956,438	874,170
Total Assets	$337,553,668	$278,170,455

Liabilities
Interest reserve	$6,370,024	$6,636,553
Dividend payable	8,405,865	4,537,924
Related party payable	739,950	1,800,000
Payable for investment purchased	6,629,075	-
Revolving line of credit	45,000,000	-
Management and incentive fees payable	1,247,561	905,123
Accounts payable and other liabilities	533,682	212,887
Total Liabilities	68,926,157	14,092,487
Commitments and contingencies (Note 8)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized at June 30, 2022 and December 31, 2021, respectively, and 17,752,290 and 17,453,553 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	176,579	173,551
Additional paid-in-capital	268,803,970	264,081,977
Accumulated earnings (deficit)	(353,038)	(177,560)
Total stockholders’ equity	268,627,511	264,077,968

Total liabilities and stockholders’ equity	$337,553,668	$278,170,455

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the three months ended	For the three months ended
	June 30, 2022	March 31, 2022
Revenue
Interest income	$11,850,028	$9,833,053
Interest expense	(449,556)	(72,268)
Net interest income	11,400,472	9,760,785

Expenses
Management and incentive fees, net	1,247,561	671,505
General and administrative expense	777,212	556,141
Provision for current expected credit losses	1,045,665	51,343
Organizational expense	-	-
Professional fees	743,670	556,904
Stock based compensation	122,525	120.940
Total expenses	3,936,633	1,956,833

Net Income before income taxes	7,463,839	7,803,952
Income tax expense	-	-
Net Income	$7,463,839	$7,803,952

Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.42	$0.44
Diluted earnings per common share (in dollars per share)	$0.42	$0.44

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	17,657,913	17,641,090
Diluted weighted average shares of common stock outstanding (in shares)	17,752,413	17,737,975

Distributable Earnings and Adjusted Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons.

Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

	For the three months ended June 30, 2022	For the three months ended March 31, 2022
Net Income	$7,463,839	$7,803,952
Adjustments to net income
Non-cash equity compensation expense	122,525	120,940
Depreciation and amortization	168,826	72,268
Provision for current expected credit losses	1,045,665	51,343
Distributable Earnings	8,800,855	8,048,503
Adjustments to Distributable Earnings
Certain organizational expenses	-	-
Adjusted Distributable Earnings	8,800,855	8,048,503
Basic weighted average shares of common stock outstanding (in shares)	17,657,913	17,641,090
Adjusted Distributable Earnings per Weighted Average Share	$0.50	$0.46
Diluted weighted average shares of common stock outstanding (in shares)	17,752,413	17,737,975
Adjusted Distributable Earnings per Weighted Average Share	$0.50	$0.45

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